CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED

Exhibit 10.1

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	Barclays 745 Seventh Avenue New York, NY 10019	Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, NY 10036	Deutsche Bank AG New York Branch One Columbus Circle New York 10019, NY

CONFIDENTIAL

January 14, 2025

Spirit Airlines, Inc. (“Spirit” or “you”)

1731 Radiant Drive

Dania Beach, FL 33004

Attention: Thomas Canfield

Re:	Spirit’s Senior Secured Credit Facility of up to $300,000,000 in the aggregate

Ladies and Gentlemen:

Spirit previously entered into that certain Credit and Guaranty Agreement dated as of March 30, 2020 (as amended, amended and restated, or otherwise modified prior to the date hereof, the “Existing Facility”) for $300,000,000 with Citibank, N.A., as administrative agent and a syndicate of lenders (the “Existing Lenders”) arranged by Citi (as defined below). We refer to the proposed amendment to the Existing Facility to be dated on or about the Effective Date (as defined in the Plan (or any amended or modified version thereof)) to be entered into on the terms and conditions set forth in the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”). The foregoing amendment will be documented as the amendment and restatement of the Existing Facility (as so amended and restated, the “Credit Facility”). You have requested that each of Citi, Barclays Bank PLC (“Barclays”), Morgan Stanley Senior Funding, Inc. (together with designated affiliates, “MS”) and Deutsche Bank AG New York Branch (“DB”, and, together with Citi, Barclays and MS, the “Commitment Parties”, “we” or “us”) agree to provide commitments under the Credit Facility. Capitalized terms used in this letter (this “Commitment Letter”) and not otherwise defined have the respective meanings given such terms in (i) the Term Sheet or (ii) the Joint Chapter 11 Plan of Reorganization of Spirit Airlines, Inc. and its Debtor Affiliates attached to the disclosure statement for the Joint Chapter 11 Plan of Reorganization ([Docket No. 270] (Exhibit G)) (without giving effect to any amendment, supplement, or modification thereto, the “Plan”).

1.	Commitments; Conditions.

In connection with the Credit Facility, and subject to the satisfaction of the applicable conditions specified in the Term Sheet, each Commitment Party, severally and not jointly, hereby agrees to provide a commitment under the Credit Facility in an aggregate principal amount equal to the amount set forth next to such Commitment Party’s name on Exhibit B hereto (each, a “Bank Commitment” and collectively, the “Commitments”). For purposes of this Commitment Letter, (i) “Citi” means Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby and (ii) the “Arranger” means CGMI, acting in such capacity, on behalf of Citi.

The commitments and other agreements of each Commitment Party shall be several and not joint. No Commitment Party is responsible for the performance of the obligations of any other Commitment Party, and the failure of a Commitment Party to perform its obligations will not prejudice the rights or obligations of any other Commitment Party.

2.	Information; Acknowledgments.

You represent, warrant and covenant that (a) all written information concerning Spirit and its affiliates (collectively, “you”, “your”, or the “Company”) (other than forward-looking information, financial projections, pro forma information, estimates, financial forecasts and budgets (collectively, “Projections”), and information of a general economic or industry-specific nature and information) (the “Information”) that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared and at the time being furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts or a guarantee of financial performance, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You acknowledge and agree that, in issuing this Commitment Letter, each Commitment Party is using and relying on the accuracy of the Information and the Projections and has no obligation of independent verification.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or your subsidiaries or affiliates, confidential information obtained by any of the Commitment Parties or their respective subsidiaries or affiliates from other persons or entities.

You further acknowledge and agree that (a) no fiduciary, advisory, or agency relationship between the Company and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, (b) we, on the one hand, and the Company, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you or any of your affiliates rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the transactions contemplated by this Commitment Letter, we and our affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of the Company or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks, and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal, accounting, regulatory, and tax advisors to the extent you deemed appropriate and you are not relying on us for such advice, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests, and that we and our affiliates have no obligation to disclose such interests and transactions to you or your affiliates by virtue of any fiduciary, advisory, or agency relationship, and (g) neither we nor any of our affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby, except those obligations expressly set forth herein or in any other express writing that we have executed and delivered to you.

You further acknowledge that the Commitment Parties (or an affiliate thereof) may be full-service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each such person may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such person or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion in accordance with applicable law. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of any agency or fiduciary duty owed to you in connection with any aspect of any transaction contemplated by this Commitment Letter.

3.	Indemnity; Costs and Expenses; Limitation of Liability; Settlement.

a.	Indemnity; Costs and Expenses

You agree to indemnify and hold harmless each Commitment Party, its affiliates, permitted successors and assigns and their respective officers, directors, employees, members, agents, advisors, representatives and controlling persons (each, a “related party”) (collectively, the “Indemnified Persons” and, each individually, an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the transactions contemplated hereby, or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person within ten (10) days after receipt of (x) a written request (together with reasonably detailed backup documentation supporting such reimbursement request) or (y) any required Bankruptcy Court approval, for the reasonable fees and reasonable and documented out-of-pocket expenses of one primary counsel for all Indemnified Persons (taken as a whole) and to the extent reasonably necessary, one local counsel for all Indemnified Persons (taken as a whole) in each relevant material jurisdiction and one regulatory counsel for all Indemnified Persons (taken as a whole) (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to the Indemnified Persons actually affected by such conflict taken as a whole in each relevant material jurisdiction and one regulatory counsel, but no other third-party advisors without your prior consent (not to be unreasonably withheld, delayed, conditioned or denied), and other reasonable and documented out-of-pocket expenses incurred in connection with investigating, or defending any of the foregoing and in connection with enforcement of any provision of this Commitment Letter (excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (i) resulting primarily from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined in a final non-appealable judgment in a court of competent jurisdiction), or (B) any dispute among Indemnified Persons (or their respective affiliates or related parties) that does not involve an act or omission by you or any of your subsidiaries (other than any claims against an arranger, administrative agent, collateral agent or other named agent in their capacity as such but subject to clause (i)(A) above) or (ii) they have resulted from any agreement governing any settlement referred to in Section 3(c) by such Indemnified Person that is effected without your prior written consent (not to be unreasonably withheld, delayed, conditioned or denied) unless there is a final, non-appealable judgment of a court of competent jurisdiction in any such Proceeding. Each Indemnified Person agrees (by accepting the benefits hereof), severally and not jointly, to refund and return any and all amounts paid by you (or on your behalf) under this Section 3 to such Indemnified Person to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms of this Section 3 as determined in a final non-appealable judgment in a court of competent jurisdiction.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will use commercially reasonable efforts to notify you of the commencement of any Proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 3.

In addition, you hereby agree to reimburse each Commitment Party, the Arranger, and any administrative agent or collateral agent to be appointed under the Credit Facility (or any person acting in any such capacity or similar capacity under the Existing Facility) (collectively, the “Secured Parties”) (i) to the extent you have been provided an invoice at least three (3) business days prior to the Closing Date, on the Closing Date or (ii) otherwise, within thirty (30) days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request), for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket expenses of the Secured Parties’ due diligence investigation, consultants’ fees (to the extent any such consultant has been hired with your prior written consent) and reasonable fees, disbursements and other charges of counsel, but in the case of legal fees and expenses, limited to the reasonable fees and reasonable documented out-of-pocket expenses of one primary counsel for all of the Secured Parties, taken as a whole (which shall be Milbank LLP) and, to the extent reasonably necessary, one local counsel for all of the Secured Parties, taken as a whole, in each relevant material jurisdiction) incurred in connection with the preparation, negotiation, execution or enforcement of this Commitment Letter, the Credit Facility or the other Loan Documents.

For the avoidance of doubt, the Indemnified Persons’ rights to indemnification under this Commitment Letter shall not limit, adversely affect, or impair any rights to indemnification under the Existing Facility or the Credit Facility or otherwise.

b.	Limitation of Liability

Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of such party or any of its controlled affiliates or related parties of this Commitment Letter or the Credit Facility, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or (ii) any special, indirect, consequential or punitive damages arising out of or in connection with this Commitment Letter (provided that the foregoing clauses (i) and (ii) shall not limit your indemnity or reimbursement obligations to the extent set forth in this Section 3 in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party unaffiliated with the Commitment Parties that are otherwise required to be indemnified in accordance with this Section 3).

c.	Settlement

You shall not be liable for any settlement of any Proceedings (or any expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld, delayed, conditioned or denied, it being understood that any consent withheld in connection with any settlement not effected because it (x) does not include an unconditional release of you and your affiliates in form and substance reasonably satisfactory to you from all liability on claims that are the subject matter of such Proceedings or (y) includes any statement as to or any admission of fault, culpability or a failure to act by you or on your behalf shall be reasonable), but if settled with your written consent or if there is a final non-appealable judgment of a court of competent jurisdiction in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the paragraphs set forth above in this Section 3 . You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld, delayed, conditioned or denied, it being understood that any consent withheld in connection with any settlement not effected in accordance with the succeeding clauses (a) and (b) shall be reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

4.	Confidentiality

You agree that you will not disclose this Commitment Letter, its contents (including the Term Sheet) or the contents of any fee letter relating to the Credit Facility (“Fee Letter”) to any person without our prior written approval (or, with respect to any Fee Letter, the Arranger’s prior written approval) (in each case, which may be through electronic means), except that you may disclose (a) this Commitment Letter and the contents hereof and thereof as required by applicable law or regulation or legal, judicial or administrative proceedings or other compulsory process or as required by any governmental authority (or necessary in connection with any of the foregoing) (in which case you agree, to the extent reasonably practicable and permitted by law, promptly to inform us in writing in advance thereof), including as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter or the transactions contemplated hereby (but any such disclosure shall be subject to the limitations set forth in clause (ii) of the following sentence), (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof to your subsidiaries and to your and their respective directors, officers, employees, consultants, contractors affiliates and your and their respective advisors, attorneys, accountants, independent auditors, agents and other advisors on a confidential basis, (c) the existence and contents of the Term Sheet to any rating agency, (d) the aggregate fee amounts contained herein as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Credit Facility to the extent customary or required in offering and marketing materials or in any public filing relating to the Credit Facility, (e) the existence of this Commitment Letter and the Credit Facility in any proxy, public filing, prospectus, offering memorandum, offering circular or other marketing materials relating to the Credit Facility and (f) this Commitment Letter, the Term Sheet and the contents hereof and thereof to the extent reasonably necessary in connection with any remedy or enforcement of any right under this Commitment Letter; provided that, except with respect to any Fee Letter, the foregoing restrictions shall cease to apply after the execution and delivery of (and shall be superseded by any corresponding provisions in) the Loan Documents, or, to the extent the Loan Documents are not executed and delivered by the parties thereto, two years after the date hereof. Notwithstanding anything to the contrary in the foregoing, in connection with seeking court approval for the Credit Facility you shall only be permitted to (i) provide unredacted copies of the Term Sheet, the Commitment Letter and any Fee Letter to (x) the Bankruptcy Court and the Office of the United States Trustee under seal or otherwise on a strictly confidential basis in connection with any motion seeking approval of the Credit Facility and (y) attorneys and advisors to the Senior Secured Noteholders and Convertible Noteholders party to the Restructuring Support Agreement on a “professional-eyes only” basis, (ii) publicly disclose the Commitment Letter with redactions reasonably requested by the Arranger and file under seal the Fee Letter, in each case, solely to the extent necessary to obtain approval of the Bankruptcy Court of the Commitment Letter and/or the Credit Facility, (iii) publicly file the Commitment Letter solely to the extent necessary in order to comply with any public disclosure requirements under the applicable rules of the Securities and Exchange Commission and (iv) publicly disclose all fees and expenses payable hereunder and under any Fee Letter on an aggregate basis with the other fees and expenses payable by you in connection with the Credit Facility (including legal, professional and advisory and other out of pocket fees and expenses), with no breakdown of such fees and expenses by category.

Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, confidential information with respect to the Credit Facility or obtained from or on behalf of you or your respective affiliates in the course of the transactions contemplated hereby, except that the Commitment Parties shall be permitted to disclose such confidential information (a) to their affiliates and their and their affiliates’ respective directors, officers, agents, employees, attorneys, accountants and advisors (collectively, “Representatives”) involved in the Credit Facility on a “need to know” basis and who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis (with each Commitment Party responsible for compliance with this Section 4 by its controlled affiliates and its and those affiliates’ Representatives), (b) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case we agree to use commercially reasonable efforts to inform you promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (c) to the extent requested by any bank regulatory authority having jurisdiction over a Commitment Party or its affiliates (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (d) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter or other confidentiality or fiduciary obligation owed by such Commitment Party to you or your affiliates or (ii) becomes available to any of the Commitment Parties on a non-confidential basis from a source other than you or on your behalf that, to such Commitment Party’s knowledge, is not in violation of any confidentiality obligation owed to you or your affiliates, (e) to the extent you shall have consented to such disclosure in writing (which may include through electronic means), (f) as is necessary in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter, the transactions contemplated hereby, or the Existing Facility, (g) for purposes of establishing any defense available under applicable laws, including, without limitation, establishing a “due diligence” defense, (h) to the extent independently developed by such Commitment Party or its affiliates or its or those affiliates’ Representatives without reliance on confidential information, (i) with respect to the existence and contents of the Commitment Letter and the Term Sheet, to prospective credit insurance providers, market or data collectors or similar service providers in connection with the arrangement, administration or management of the Credit Facility and to industry trade organizations where such information with respect to the Credit Facility is customarily included in league table measurements or (j) to any actual or prospective Lender, participant or direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or its or their respective obligations under the Credit Facility, in each case, who are advised of the confidential nature of such information and agree to keep such information confidential. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provision in the Loan Documents upon the effectiveness thereof and, in any event, will terminate no later than two years from the date hereof. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violation of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

5.	Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and each of the Commitment Parties may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information may include its name and address and other information that will allow us and each of the Commitment Parties to identify the Borrower and each Guarantor in accordance with the Patriot Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the Patriot Act and is effective for us and each of the Commitment Parties.

6.	Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles that would result in the application of any law other than the law of the State of New York. Any action brought in connection with this Commitment Letter shall be brought in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and any appellate court thereof. We and the Company hereby irrevocably consent to the jurisdiction of the Bankruptcy Court and waive any objections as to venue or inconvenient forum. In the event that the Bankruptcy Court lacks or abstains from exercising its jurisdiction, any action brought in connection with this Commitment Letter shall be brought in the federal or state courts located in the City of New York, Borough of Manhattan, and we and the Company hereby irrevocably consent to the jurisdiction of such courts for purposes of this Commitment Letter and waive any objections as to venue or inconvenient forum. Each party hereto hereby irrevocably agrees to waive (TO THE EXTENT PERMITTED BY APPLICABLE LAW) trial by jury in any suit, action, proceeding, claim, or counterclaim brought by or on behalf of any party related to or arising out of this COMMITMENT Letter or the performance of services hereunder OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.	Fees.

As consideration for each Commitment Party’s agreements hereunder, you agree to pay to each Commitment Party a non-refundable fee of [***]% of the amount of such Commitment Party’s Bank Commitment, which fee will be earned and payable upon the entry of the Confirmation Order (or any prior order which approves this Commitment Letter) (collectively, the “Solution Fees”).

You agree that, once paid, the Solution Fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and each Commitment Party. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts. You agree that any Commitment Party may, in its sole discretion, share all or a portion of any of the fees payable pursuant to this Commitment Letter with any of its affiliates.

8.	Termination.

This Commitment Letter and the Commitments will terminate automatically upon the earlier of (i) the Effective Date and (ii) the occurrence of any of the following events, unless waived in writing by the Commitment Parties within seven (7) days of its occurrence:

(i)	the Bankruptcy Court enters an order (a) denying confirmation of the Plan or any amended or modified version thereof or (b) disallowing any material provision of the Plan or any amended or modified version thereof relating to the Prepetition RCF Claims or the Credit Facility, and such order remains in effect for five (5) business days after entry of such order;

(ii)	any order confirming the Plan (or any amended or modified version thereof) is reversed, stayed, dismissed, vacated, or reconsidered or is modified or amended, in each case, in a manner that is materially inconsistent with the Term Sheet;

(iii)	the Bankruptcy Court grants relief that is materially inconsistent with (a) this Commitment Letter or the Term Sheet, (b) the Credit Facility or (c) the Plan in a manner adverse to us;

(iv)	any modification to the Plan in any respect that materially and adversely affects the Commitment Parties (including, for the avoidance of doubt, in their capacities as Existing Lenders or lenders under the Credit Facility);

(v)	if the Plan fails to provide for allowance of the Prepetition RCF Claims in a principal amount at least equal to $300,000,000, plus accrued and unpaid interest, cost, fees, expenses, and indemnities;

(vi)	the Bankruptcy Court enters an order, or any Debtor seeks or supports entry of an order, (a) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in any of the Chapter 11 Cases, (b) providing for the Bankruptcy Court’s abstention from hearing any of the Chapter 11 Cases, (c) dismissing any of the Chapter 11 Cases, or (d) converting any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code;

(vii)	the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) prohibits the consummation of the Plan or any amended or modified version thereof or a material portion of the transactions contemplated by any such plan or the Credit Facility and (ii) remains in effect for ten (10) business days after Spirit receives written notice of such issuance;

(viii)	the occurrence of any “Event of Default” under and as defined in the Existing Facility (other than arising from a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code);

(ix)	material breach by any of the Debtors of the order entered at [ECF No. 80] in the Chapter 11 Cases (as such order may be superseded by a final order reasonably acceptable to the Commitment Parties);

(x)	Spirit does not make an election under Section 1110(a) of the Bankruptcy Code to perform its obligations under the Existing Facility within 60 days of the filing of the initial Chapter 11 Case that has been authorized by an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Commitment Parties;

(xi)	the Bankruptcy Court has not entered an order, in form and substance reasonably satisfactory to the Commitment Parties, approving the Commitment Letter (including, for the avoidance of doubt, the Solution Fees) and the Fee Letter by the time of entry of a Confirmation Order;

(xii)	any Debtor seeks to incur, or incurs, any liens on or security interests in any collateral securing the Prepetition RCF Claims, to the extent such liens or security interests are senior to or pari passu with any liens or security interests securing the Existing Facility;

(xiii)	the Restructuring Support Agreement is validly terminated;

(xiv)	the Company files or supports another party in filing a motion or pleading (i) challenging the amount, validity, or priority of any Prepetition RCF Claims or (ii) asserting (or seeking standing to assert) any purported claims against any Indemnified Person, which event remains uncured for ten (10) days after Spirit receives written notice of such event;

(xv)	February 17, 2025, to the extent that the Bankruptcy Court has not entered a Confirmation Order with respect to the Plan in form and substance reasonably satisfactory to the Commitment Parties; or

(xvi)	March 4, 2025, to the extent that the Effective Date of the Plan has not occurred (provided that such date shall be automatically extended by up to 45 days to the extent that regulatory approvals are the only outstanding condition to the Effective Date).

9.	Miscellaneous

This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Commitment Letter or any document to be signed in connection with this Commitment Letter shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the Indemnified Persons, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.

Each Commitment Party acknowledges that it has, independently and without reliance upon the Arranger or any other Commitment Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Commitment Letter.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void) except that any Commitment Party may perform its responsibilities hereunder through any of its affiliates. The indemnification and expenses, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Bank Commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) the confidentiality obligations, which shall terminate in accordance with their respective terms and (b) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded by the provisions of the Credit Facility upon the Closing Date and the payment of all amounts owed pursuant to and in accordance with this Commitment Letter.

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning it to the Arranger on or before 4:00 p.m. (New York City time) on January 14, 2025, at which time our agreements, including, without limitation, our Bank Commitment, hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by email or telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., on behalf of Citi

By:	/s/ Jerome Duval
Name:	Jerome Duval
Title:	Director

[Commitment Letter – Signature Page]

BARCLAYS BANK PLC

By:	/s/ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Vice President

[Commitment Letter – Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Edwin Roland
Name:	Edwin Roland
Title:	Managing Director

By:	/s/ Philip Saliba
Name:	Philip Saliba
Title:	Managing Director

[Commitment Letter – Signature Page]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Commitment Letter – Signature Page]

 ACCEPTED AND AGREED:

SPIRIT AIRLINES, INC., on behalf of itself and its affiliated Debtors

/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Vice President

[Commitment Letter – Signature Page]

Exhibit A

Term Sheet

INDICATIVE TERMS FOR DISCUSSION ONLY. THE SUMMARY THAT FOLLOWS IS SUBJECT TO CREDIT
APPROVAL AND DOES NOT CONSTITUTE AN OFFER OR COMMITMENT.

Spirit Airlines, Inc.

Summary of Terms and Conditions
Amended and Restated Senior Secured Revolving Credit Facility

Borrower:	Spirit Airlines, Inc. (the “Borrower”).
Existing Credit Agreement	Credit and Guaranty Agreement dated as of March 30, 2020, among the Borrower, the Guarantors, the Lenders, the Administrative Agent and the Collateral Agent (as amended, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”)
Guarantors:	Same as Existing Credit Agreement.
Total Commitments:	$275,000,000, subject to the step-down and accordion provisions below.
Type of Facility:	Senior secured revolving credit facility (the “Facility”) in an aggregate principal amount of up to $300,000,000.
Purpose:	The proceeds of the loans and letters of credit issued under the Facility will be used for working capital and general corporate purposes following emergence from the Chapter 11 Cases (as defined in the Approved Plan).
Lead Arranger:

Citi

“Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.

Administrative Agent:	Citi will act as sole administrative agent (in such capacity, the “Administrative Agent”) on behalf of the Lenders.
Collateral Agent:	Wilmington Trust, N.A. (the “Collateral Agent”)
Lenders:	Citibank, N.A., Morgan Stanley Senior Funding, Inc., Barclays Bank plc and Deutsche Bank AG New York Branch (the “Initial Lenders”; and together with any additional lenders that provide commitments under the Facility on the Closing Date (as defined below), collectively, the “Lenders”).
Issuing Lender:	Citi.
Closing Date:	The date on which the conditions specified under “Conditions Precedent” below are satisfied and/or waived by the Lenders (as defined herein) (the “Closing Date”).
Availability:	Amounts available under the Facility may be borrowed, repaid, and reborrowed (the “Revolving Loans”) on and after the Closing Date until the Commitment Termination Date.
Letters of Credit:	Same as Existing Credit Agreement. The unutilized Commitment of the Issuing Lender from time to time shall be available for the issuance of Letters of Credit by the Issuing Lender(s). No Letter of Credit shall have any expiration date later than one year after the date of issuance thereof. Outstanding Letters of Credit shall be counted as utilization of the Commitment. Upon or prior to the occurrence of the earlier of (i) the Maturity Date and (ii) the acceleration of the Revolving Loans and the termination of the Commitment in accordance with the terms and conditions of the Facility, the Borrower may be required to post cash collateral to secure the repayment of the outstanding Letters of Credit (equal to 100% of the outstanding amount of such Letters of Credit).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans under the Facility) on the first business day following receipt by the Borrower of notice of any disbursement under a Letter of Credit. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders shall be obligated to reimburse the Issuing Lender on a pro rata basis pursuant to their then available Commitments.

Commitment Termination Date/ Maturity Date:	36 months from the Closing Date.
Commitment Step Down	To the extent that, as of September 30, 2026, any Initial Lender has a Commitment in excess of the amount shown below under the row titled “September 30, 2026”, its Commitment will be automatically reduced on September 30, 2026 to the amount shown below under the row titled “September 30, 2026”.
Commitment	[***]	[***]	[***]	[***]
Closing Date	[***]	[***]	[***]	[***]
September 30, 2026	[***]	[***]	[***]	[***]
To the extent that the aggregate amount of outstanding Loans and the face amount of issued and undrawn Letters of Credit (the “Outstanding Exposure”) exceeds $250,000,000 as of September 30, 2026, the Borrower will prepay outstanding Loans or cancel undrawn Letters of Credit, as applicable, in the aggregate amount necessary to cause the Outstanding Exposure to be reduced to an amount not exceeding $250,000,000.
Uncommitted Accordion:	Same as Existing Credit Agreement. The Borrower may increase the Commitment (any such increase, an “Incremental Facility”); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no Event of Default exists or would exist after giving effect thereto, (iii) on a pro forma basis after giving effect to the incurrence of any such Incremental Facility, the Borrower is in compliance with the Collateral Coverage Ratio and Concentration Limits, (iv) the aggregate amount of the Facility, including any Incremental Facilities may not exceed $300,000,000, and (v) any Incremental Facility shall be on the same terms and pursuant to existing documentation applicable to the Facility (including the maturity date in respect thereof). All commitments in excess of $25,000,000 in the aggregate incurred pursuant to Incremental Facilities after the Closing Date and prior to September 30, 2026 will reduce dollar-for-dollar the Initial Lenders’ commitments on a pro-rata basis.
Extension of Commitments:	Same as Existing Credit Agreement. The Borrower may from time to time request that all Lenders holding Commitments with a like maturity date, on a pro rata basis, extend the maturity date of their Commitments and otherwise modify the terms of such Commitments, so long as the following terms are satisfied: no Event of Default shall have occurred and be continuing at the time the applicable extension offering document is delivered to the Lenders; except as to changes proposed by the Borrower in interest rates, fees and final maturity, the

Commitment of any Lender that agrees to an extension and the related outstandings, shall be a Commitment with the same terms as the original Commitments and related outstandings; and at no time shall there be Commitments that have more than five different maturity dates. For the avoidance of doubt, the agreement of any Lender to extend its Commitments or to any change in pricing or fees shall be in its sole discretion.
Commitment Reduction:	Same as Existing Credit Agreement. The Borrower may, at any time and from time to time upon a revocable one business day’s prior written notice to the Administrative Agent, reduce or terminate the aggregate Commitment of the Lenders, whereupon the commitment of each Lender shall be reduced on a ratable basis (or terminated, as the case may be). Each such reduction or termination shall be in the principal amount not less than $1,000,000 and in an integral multiple of $1,000,000. Any outstanding Letters of Credit that would exceed the amount of the Issuing Lender’s Commitment as so reduced shall be reduced and cancelled or cash collateralized as necessary to ensure the portion thereof outstanding and not cash collateralized does not exceed the Issuing Lender’s Commitment.
Undrawn Fees:	0.75% per annum, payable on each Lender’s outstanding unused commitment (reduced by the amount of its percentage of Letters of Credit issued and outstanding), quarterly in arrears on the 15th business day following the end of each of March, June, September and December, and on the applicable Commitment Termination Date. The undrawn fees will be calculated on the basis of the actual number of days elapsed in a year of 360 days.
Solution Fee:	[***]% of the aggregate amount of each Lender’s Commitment under the Facility, which will be earned, due and payable upon approval of the Commitment Letter by the Bankruptcy Court (which shall be on or prior to the date of the Confirmation Order).
Interest Rates and Interest Periods:

Same as Existing Credit Agreement. At the Borrower’s option, any Revolving Loan that is made will be available at either (i) Adjusted Term SOFR plus the Applicable Margin (a “SOFR Loan”) or (ii) the Alternate Base Rate plus the Applicable Margin (an “ABR Loan”).

As used herein, the terms “Alternate Base Rate”, “Adjusted Term SOFR” and “Term SOFR” shall have the meanings given to such terms in the Existing Credit Agreement; including that the “Term SOFR Adjustment” applicable to the calculation of Adjusted Term SOFR shall be a percentage per annum equal to 0.10%. The basis for calculating accrued interest and the Interest Periods for loans bearing interest at Adjusted Term SOFR will be customary and appropriate for financings of this type. In no event shall the Alternate Base Rate be less than the sum of (i) the one-month Adjusted Term SOFR plus (ii) 1%. In no event shall Adjusted Term SOFR be less than 0%.

The Interest Rate for any SOFR Loan will be fixed for Interest Periods of one, three or six months (or, if available to all applicable Lenders and all Lenders agree, twelve months). The Borrower may specify its election at any time at least three business days prior to the commencement of the Interest Period to which it will apply (and may make such election in connection with disbursement or conversion thereof). In the event that the Borrower fails to select an Interest Period by giving notice thereof to the Administrative Agent prior to the date on which the rate applicable thereto shall be set, the Borrower shall have been deemed to have selected a one-month Interest Period.

Applicable Margin:	The Applicable Margin for SOFR Loans shall be equal to 3.25% and the Applicable Margin for ABR Loans shall be equal to 2.25%.
Interest Payments:	(i) Quarterly for ABR Loans; (ii) except as set forth below, on the last day of selected Interest Periods for loans bearing interest with reference to Term SOFR (and at the end of every three months, in the case of Interest Periods of longer than three months) and (iii) for all Revolving Loans, upon prepayment with respect to the amounts being prepaid; in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the Alternate Base Rate).
Default Rate:	With respect to the principal amount of any Revolving Loan, the applicable interest rate plus 2% per annum. With respect to all other amounts, the interest rate applicable to ABR Loans plus 2% per annum.
Revolving Loans:

Revolving Loans will be in minimum principal amounts of US$1,000,000 and integral multiples of US$1,000,000 in excess thereof for SOFR Loans, and integral multiples of US$100,000 in excess thereof for ABR Loans. All Revolving Loans will be severally made by the Lenders ratably in proportion to their respective commitments.

Revolving Loans will be available on same day notice for ABR Loans and three business days’ notice for SOFR Loans.

Repayment:	The Borrower will repay each Revolving Loan no later than on the Maturity Date.
Optional Prepayment:	The Revolving Loans may be prepaid in whole or in part without premium or penalty, on one business days’ notice for ABR Loans and three business days’ notice for SOFR Loans, in minimum amounts of $1,000,000 and increments of $1,000,000 in excess thereof; provided that loans bearing interest with reference to SOFR will be prepayable only on the last day of the related Interest Period unless the Borrower pays any related breakage costs.
Mandatory Prepayment:

The following mandatory prepayments will be required:

1)

Collateral Coverage Ratio: Within 45 days of the occurrence of a Collateral Coverage Ratio deficiency, if no additional Eligible Collateral is pledged as additional Collateral to the Administrative Agent in accordance with the terms and conditions of the Facility in order to cure such deficiency, the Borrower shall prepay the Revolving Loans to the extent necessary to comply with the Collateral Coverage Ratio and Concentration Limits, without premium or penalty (but including break funding, if any).

2)

Collateral Sales or Casualty: If any Collateral is sold or, in the case of tangible Collateral, suffers damage for which casualty insurance is paid and at such time the Borrower is not in compliance with the Collateral Coverage Ratio or Concentration Limits, the proceeds will be deposited as cash Collateral and may be used to acquire replacement Collateral within 365 days or to repair the damaged Collateral and, if not so used, will be applied to prepay Revolving Loans to the extent necessary to comply with the Collateral Coverage Ratio and the Concentration Limits, without premium or penalty (but including break funding, if any).

3)

Change of Control Offer: Within 15 days following a Change of Control with respect to the Borrower, the Borrower will offer to prepay, at a price equal to 100% of the principal amount thereof plus accrued interest thereon, the Revolving Loans of any Lender that elects to accept such prepayment offer and to terminate the Commitment of such Lender.

“Change of Control” means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any person or group; or (2) the consummation of any transaction, the result of which is that any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Borrower; provided that the occurrence of any Permitted Parent Reorganization (as defined in the Existing Credit Agreement) shall be deemed not to constitute a Change of Control.

4)

M&A Put Right: Without regard to whether a Change of Control has occurred, in the event of any acquisition, merger or consolidation with another airline or an affiliate of another airline, each Lender will be entitled to exercise a put right at par.

Collateral:

It will be a condition precedent to each Credit Extension that the Collateral include a pledge of Eligible Collateral in an amount sufficient to comply with the Collateral Coverage Ratio and the Concentration Limits (the “Collateral”); provided that, Core Collateral (as defined below) shall be required to pledged at all times while any amounts are outstanding under the Facility. Collateral shall be subject to a valid and perfected first priority security interest or mortgage consistent with the Existing Credit Agreement.

“Core Collateral” means:

1) All of the Borrower’s Slots at LaGuardia Airport (“Slot Core Collateral”);
2) Eligible Engines, which shall be at least 14 Eligible Engines (“Engine Core Collateral”); and 3) Eligible Spare Parts; subject to exceptions consistent with the Existing Credit Agreement.
In addition, the Borrower will be required at all times to provide a “silent” second lien pledge of all assets of the Borrower that are pledged on a first lien basis to secure the obligations owing to the holders of the senior secured notes issued at emergence (the “Exit Notes”).
“Eligible Collateral” means the following; (i) Eligible Aircraft, Eligible Engines (including QEC kits relating to pledged Engines) or Eligible Spare Parts (in each case that are eligible for the benefits of Section 1110) (“Section 1110 Collateral”), (ii) landing and takeoff rights (“Slots”) at LaGuardia Airport, Ronald Reagan Washington National Airport or any other additional airport which the Lenders shall unanimously consent to add (LaGuardia Airport and any other such airport, an “Eligible Airport”), (iii) cash or cash equivalents, (iv) flight simulators, flight training devices (“Flight Simulators”), (v) ground support equipment or (vi) real property assets.
The Borrower will be entitled to transfer, lease, swap and cease using Collateral in a manner consistent with its existing practices, subject to restrictions customary for transactions of this nature. The Section 1110 Collateral that the Borrower will be entitled to pledge as Collateral will consist of Eligible Aircraft, Eligible Engines and Eligible Spare Parts.
“Eligible Aircraft” shall mean Airbus A319, A320 or A321 family aircraft. “Eligible Engine” shall mean any engine (including spare engines) suitable for installation on Eligible Aircraft or any other engine reasonably acceptable to the Administrative Agent. “Eligible Spare Parts” shall mean all of the spare parts and appliances, in each case that are owned by the Borrower or any other applicable grantor, appropriate for installation on aircraft or engines operated by the Borrower or such Grantor, and that are eligible for the benefits of Section 1110. At any time Eligible Spare Parts are pledged as Collateral, such Eligible Spare Parts shall constitute all spare parts then owned by the Borrower.
Collateral Coverage Ratio/Concentration Limit:	As of any date of determination, the ratio of (i) the sum of (x) the outstanding amount of Revolving Loans and (y) outstanding Letters of Credit (other than any cash collateralized letters of credit) to (ii) the Borrowing Base shall not exceed 1.0 to 1.0. As of any date of determination, “Borrowing Base” shall mean the sum of the following:
Collateral Type	Advance Rate (as a percentage of Appraised Value)	Concentrations Limit
Slots	62.5%	50.0%
Flight Simulators	60.0%	15.0%
Real Property Assets	60.0%	15.0%
Eligible Engines	70.0%	100.0%
Eligible Aircraft
• A319	60.0%	50.0%
• A320ceo/A321ceo (airframe age greater than 8 years)	60.0%	100.0%
• A320ceo/A321ceo (airframe age 8 years or less)	67.5%	100.0%
• A320neo/A321neo	75.0%	100.0%
Eligible Spare Parts	70.0%	65.0%
Ground support equipment	25.0%	10.0%
Cash and Cash Equivalents	100.0% for cash and 62.5% - 100.0% for cash equivalents (as set forth in the Existing Credit Agreement)	100.0%

Appraised value shall be determined on the basis of the most recent appraisal delivered pursuant to the Facility. Upon request of the Borrower, provided no Event of Default is then continuing, the Collateral Agent shall release Collateral so long as, after giving effect thereto, the foregoing Collateral Coverage Ratio and Concentration Limits are satisfied (or, the Borrower shall have caused the prepayment of the Revolving Loans or designated sufficient Additional Collateral in order to comply with the Collateral Coverage Ratio and Concentration Limits).
In connection with the addition of Collateral, the Borrower shall provide an appraisal of such added Collateral that is no more than 90 days old.

Notwithstanding the foregoing, if the Borrower pledges any newly manufactured spare engine as additional Collateral and such new spare engine is of the same make and model as any spare engine then currently included (or being replaced) in the Collateral (any such engine make and model, an “Existing Engine Type”), such new spare engine shall have an appraised value equal to the higher of (x) the highest appraised value among the pledged spare engines of such Existing Engine Type, determined using the appraised value from the most recent appraisal delivered with respect to such spare engine, or (y) if the Borrower elects to provide a new appraisal with respect to any new spare engine being pledged, the appraised value given to such new spare engine in such new appraisal.

The Borrower shall provide quarterly appraisals with respect to all pledged Collateral, other than Eligible Slots pledged as Collateral for which appraisals will be delivered semiannually. Appraisals with respect to aircraft and engines pledged as Collateral will be prepared based on the maintenance adjusted current market value of such assets.

Liquidity Test:	The Borrower will not permit the aggregate amount of Liquidity at the end of any business day to be less than $500,000,000, no more than $300,000,000 of which shall be undrawn amounts from this Facility; provided that, so long as no Loans or Letter of Credits are outstanding, non-compliance by the Borrower with this Liquidity Test shall not constitute a default by the Borrower or any Guarantor of any of their respective obligations under the Facility, and will not result in any default or Event of Default under the Facility.
As used herein, “Liquidity” means the sum of (i) the Borrower’s consolidated (x) unrestricted cash and (y) cash equivalents and short-term investment securities (as referred to in Borrower’s public filings with the SEC) and (ii) the aggregate amount immediately available and undrawn (after taking into account all borrowing base limitations, collateral coverage requirements or other restrictions on borrowing availability) under all revolving credit facilities of the Borrower and its subsidiaries (including the Facility); provided that any Liquidity contributed by non-Guarantor subsidiaries in excess of 10% of the total Liquidity shall be excluded.
Loan Documentation:	The amended and restated Existing Credit Agreement, the Amendment and the related loan documentation.
Loan Amendment Documentation	The amendments to the Facility will be documented pursuant to an amendment and restatement of the Existing Credit Agreement (the “Amendment”)

Conditions Precedent to Amendment Closing:	Customary for facilities of this nature, including without limitation:
1) Board resolutions.
2) Incumbency/specimen signature certificate.
3) Accuracy of representations and warranties.

4)

No Event of Default has occurred and is continuing under the Existing Credit Agreement or the Facility after giving effect to the transactions contemplated by the Commitment Letter and this Term Sheet and the consummation of the Approved Plan.

5) Favorable legal opinions from counsel for the Borrower. 6) Payment of fees and expenses, including fees of counsel and a single financial advisor to the lenders under the Existing Credit Agreement.
7) Payment in full in cash of all loans outstanding under the Existing Credit Agreement and termination of all commitments under the Existing Credit Agreement.
8) Borrower has Liquidity of at least $400,000,000, excluding undrawn amounts from the Facility.

9)

a. The Bankruptcy Court shall have entered an order (the “Confirmation Order”) confirming a chapter 11 plan of reorganization for Spirit and its affiliated debtors (the “Approved Plan”).

b. The Confirmation Order and the Approved Plan shall be in form and substance acceptable to the Lenders.

10) The Arranger and the Lenders shall be satisfied with the approval by the Bankruptcy Court of the Facility and all definitive documentation in connection therewith (the “Loan Documents”).

11)

The aggregate principal amount of the following Borrower’s debt for borrowed money as of the Closing Date (after giving effect to the consummation of the Approved Plan) does not exceed the limit set forth in any of the following categories: (i) $840 million of Exit Notes, (ii) $1.7 billion of aircraft secured debt and (iii) $[136] million of unsecured debt owed under the U.S. Payroll Support Program.

12) The occurrence of the “Effective Date” as defined in the Approved Plan.
Conditions Precedent to all Credit Extensions:	The obligation to provide each Revolving Loan or Letter of Credit issuance (each a “Credit Extension”) shall be subject to the satisfaction (or waiver) of the same conditions precedent as set forth in the Existing Credit Agreement.
Representations and Warranties:	Substantially the same representations and warranties as in the Existing Credit Agreement will be made as of the Closing Date.
Affirmative Covenants:	Substantially the same as in the Existing Credit Agreement.

Negative Covenants	Substantially the same as in the Existing Credit Agreement, provided that, the liens covenant will be amended to permit a “silent” second lien on all Collateral in favor of the holders of the Exit Notes.
Events of Default:	As set forth in the Existing Credit Agreement.
Other:	Substantially the same as the Exiting Facility, including provisions customary for facilities of this nature relating to the following:

1)

Indemnification of the Administrative Agent, Collateral Agent and Lenders and their respective affiliates, officers, directors, partners, members, employees, agents and advisors (each an “Indemnified Party”) for any claims, damages, losses, liabilities and expenses arising out of any claim with respect to the Facility or the use or proposed use of proceeds, subject to customary exceptions, regardless of whether or not such Indemnified Party is a party to such claim and regardless of whether or not such claim is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party, any third parties or any other person.

2) Waiver of consequential damages.
3) Normal agency, defaulting lenders and set-off language.

4)

Majority Lenders will be defined as those holding greater than 50% of the outstanding Revolving Loans and undrawn Commitments. The consent of all or affected Lenders will be required to increase such Lender’s Commitment, extend the Commitment Termination Date (other than as provided for in the Extension of Commitments section), decrease interest rates, principal, fees or reimbursement obligations for Letters of Credit, postpone scheduled payment dates, reduce the percentage of Lenders required to take action or release all or substantially all of the Collateral. For the avoidance of doubt, the acceptance by the majority Lenders of a Change of Control Offer is not required in order to make it an obligation of the Borrower to make any prepayment in connection with such Change of Control Offer. Lenders holding a majority of the Commitments under the Facility will have the right to waive any condition precedent to a drawing under the Facility

5) Patriot Act.
6) Customary Bail-in provisions.
7) Customary QFC Stay Rules provisions.
8) Customary Delaware Division provisions.
9) Customary ERISA provisions.
Assignments and Participations:	Substantially the same as Existing Credit Agreement. Each Lender will have the right to assign to one or more eligible assignees all or a portion of its rights and obligations under the Loan Documentation, with the consent, not to be unreasonably withheld, of the Administrative Agent and each Issuing Lender and, so long as no Event of Default has occurred and is continuing, the consent, not to be unreasonably withheld, of the Borrower (provided that the Borrower’s consent will be deemed given if no response is received within 10 business days of a request). Minimum aggregate assignment levels will be $5,000,000 and increments of $500,000 in excess thereof. The parties to the assignment (other than the Borrower) will pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will also have the right, without the consent of the Borrower, each Issuing Lender or the Administrative Agent, to assign (i) as security, all or part of its rights under the Loan Documentation, including any assignment to a Federal Reserve Bank and (ii) all or part of its rights and obligations under the Loan Documentation to any of its affiliates that satisfy certain eligible assignee criteria to be agreed.

Each Lender will have the right to sell participations in its rights and obligations under the Loan Documentation, subject to customary restrictions on the participants’ voting rights.

Yield Protection, Taxes, and Other Deductions:	As set forth in the Existing Credit Agreement.
Governing Law:	State of New York.
Counsel to the Administrative Agent:	Milbank LLP.
Counsel to the Borrower:	Davis Polk & Wardwell LLP.
Expenses:	Substantially the same as Existing Credit Agreement. The Borrower will reimburse the Administrative Agent and the Collateral Agent for all documented and reasonable out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and the Collateral Agent) incurred by it in the negotiation, syndication and execution of the Amendment.
Submission to Jurisdiction:	Substantially the same as Existing Credit Agreement. The parties will submit to the exclusive jurisdiction of the courts of the State of New York in connection with disputes that may arise in connection with the Facility.

Exhibit B

Commitments

Commitment Party	Bank Commitment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]